REGISTRATION NO. 33-____________

_______________________________________________________________

                SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                           FORM S-8
                    REGISTRATION STATEMENT
               UNDER THE SECURITIES ACT OF 1933

                   COMPUDYNE CORPORATION
              __________________________________
   (Exact name of registrant as specified in its charter)



Nevada
______________________________________________________________
(State or other jurisdiction of incorporation or organization)

23-1408659
______________________________________________________________
(I.R.S. employer identification number)

120 Union Street
Willimantic, Connecticut
______________________________________________________________
(Address of Principal Executive Offices)

06226
______________________________________________________________
(Zip Code)

                     COMPUDYNE CORPORATION
       1996 STOCK INCENTIVE COMPENSATION PLAN FOR EMPLOYEES
                   ________________________
                   (Full Title of the Plan)


                   Martin Roenigk, President
                    CompuDyne Corporation
                      120 Union Street
                    Willimantic, CT 06226
                 _____________________________
             (Name and address of agent for service)


                        (203) 456-0200
                 _____________________________
(telephone number, including area code, of agent for service)

                 CALCULATION OF REGISTRATION FEE
_________________________________________________________________

Title of Securities           Amount to be       Proposed Maximum
Registered                    Registered         Offering Price
                                                 per Share*
_________________________________________________________________

Common Stock, par value
$.75 per share                300,000 shares     $1.625


Proposed Maximum
Aggregate Offering            Amount of
Price*                        Registration Fee
_________________________________________________________________

$487,500.00                   $168.10



*     Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 based on the average of the bid and asked prices of the Common Stock reported on the over the counter market on August 1, 1996, which was $1.625 per share, as quoted on the OTC Bulletin Board.
              _____________________________________

     This registration statement shall become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933 and Rule 462 promulgated thereunder.

                         PART I

    INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The information required by Items 1 and 2 is not required to be filed as part of this Registration Statement.


                        PART II

    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by CompuDyne Corporation (the
"Company") with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

     (1)     the latest annual report of the Company filed pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 (the "Securities Act") that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed;

     (2) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or prospectus referred to in (1) above; and

     (3) the description of the Company's Common Stock, par value $0.75 per share, contained in a registration statement filed under
Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.


ITEM 4.     DESCRIPTION OF SECURITIES.

     Not applicable.


ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.


ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS BY THE REGISTRANT.

     Pursuant to the Company's bylaws, and consistent with the Nevada statutes, any Director or officer (or former Director or officer) of the Company who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation), or who otherwise becomes involved in any legal proceedings (even though not formally a party), by reason, at least in part, of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent (hereinafter "Representative") of another corporation, partnership, joint venture, trust or other enterprise (hereinafter "Enterprise") is entitled to indemnity from the Company for all expenses (including attorney's fees), judgments, fines, penalties, costs, amounts paid in settlement and other payments, actually and reasonably incurred in connection with such threatened, pending or completed action, suit or proceeding. The indemnity, however, applies only if the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. If a Director or officer, or a former Director or officer, is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding not only in his capacity as a shareholder or in any other capacity, and there is not a convenient way to separate out expenses incurred in such separate capacities, all of such expenses will be indemnified against by the Company. Additionally, the Board of Directors of the Company may, in its discretion, provide such indemnification for other persons who incur the above-described costs by reason of the fact that they are or were employees or agents of the Company as a Representative of another Enterprise.

     The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, nor, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     In the case of an action by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     These provisions are subject, generally, to the detailed provisions of Title 7 of the Nevada General Corporation Law, Section 78.751. In particular, a director, officer, employee or agent of the Company is entitled to indemnification to the extent he is successful on the merits or otherwise in defense of the above-mentioned actions or proceedings.


ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.


ITEM 8.     EXHIBITS.

     No.

      3.1    Articles of Incorporation of CompuDyne Corporation.

      3.2    Bylaws of CompuDyne Corporation.

      5. Opinion of Hale, Lane, Peek, Dennison, Howard, Anderson and Pearl, dated July 29, 1996, as to the legality of the original issuance of Common Stock offered under this Registration Statement.

     23.1    Consent of Coopers & Lybrand L.L.P., dated July 19, 1996.

     23.2 Consent of Hale, Lane, Peek, Dennison, Howard, Anderson and Pearl (incorporated by reference to Exhibit 5 of this Registration Statement).

     23.3    Consent of Deloitte & Touche LLP, dated July 17, 1996.

     99. CompuDyne Corporation 1996 Stock Incentive Compensation Plan Benefit Plan adopted by its Board of Directors on March 1, 1996.






ITEM 9.     UNDERTAKINGS.

     (1)     The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any additional or changed material information on the plan of distribution; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                          SIGNATURES
                          __________


     The Registrant.

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Willimantic, State of Connecticut, on the 11th day of June, 1996.

                   COMPUDYNE CORPORATION (Registrant)


                   By  /s/Martin Roenigk
                     Martin Roenigk
                     Its duly authorized President and Chief
                     Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signatures            Title                   Date
 ___________________   ____________________      __________



/s/Martin Reonigk    President, Chief
Martin Roenigk       Executive Officer,
                     Director                     June 11, 1996


/s/Elaine Chen       Principal Financial
Elaine Chen          Officer and Controller       June 11, 1996


/s/Millard H. Pryor, Jr.
Millard H. Pryor, Jr.      Director               June 11, 1996


/s/David Clark, Jr.
David Clark, Jr.           Director               June 11, 1996



/s/Philip Blackmon
Philip Blackmon            Director               June 11, 1996


/s/Alan Markowitz
Alan Markowitz             Director               June 11, 1996



                            EXHIBIT INDEX


  3.1    Articles of Incorporation of CompuDyne Corporation.

  3.2    Bylaws of CompuDyne Corporation.

  5. Opinion of Hale, Lane, Peek, Dennison, Howard, Anderson and Pearl dated July 29, 1996, as to the legality of the original issuance of Common Stock offered under this Registration Statement.

 23.1    Consent of Coopers & Lybrand L.L.P., dated July 19, 1996.

 23.2 Consent of Hale, Lane, Peek, Dennison, Howard, Anderson and Pearl (incorporated by reference to Exhibit 5 of this Registration Statement).

 23.3    Consent of Deloitte & Touche LLP, dated July 17, 1996.

 99.     CompuDyne Corporation 1996 Stock Incentive Compensation
         Plan Benefit Plan adopted by its Board of Directors on March 1,
         1996.